Exhibit 99.1

Elastic Nominates Caryn Marooney to Board of Directors

Globally recognized marketing executive to join Elastic bringing experience working with Amazon, Facebook, Netflix, Salesforce, VMware, and Zendesk

MOUNTAIN VIEW, California and AMSTERDAM, The Netherlands - 20 March 2019

Elastic N.V. (NYSE: ESTC), the company behind Elasticsearch and the Elastic Stack, announced that Caryn Marooney has been nominated to join its Board of Directors. Marooney is a globally recognized marketing executive who is currently Vice President of Global Communications at Facebook, a position she’s held for seven years.

“Caryn brings a unique perspective to Elastic, having worked with some of the most successful companies the technology industry has ever seen,” said Shay Banon, founder and CEO of Elastic. “We are excited to have Caryn join our team and be a part of our journey, and I am particularly excited to work closely with her and learn from her experience.”

“I am humbled to be asked to join Elastic’s Board of Directors,” said Caryn Marooney. “I am excited to work with Elastic’s leadership to continue serving Elastic’s customers and its wider community by building search technology that is useful, real-time and flexible.”

Marooney has strong roots in the technology industry, having worked with many companies who have, and continue to, disrupt the status quo. As CEO and co-founder of The OutCast Agency, she helped companies like Amazon, Netflix, Salesforce and VMware build their brands into the household names that they are. At Facebook, Marooney leads global communications, shaping the company vision and narrative for Facebook and its family of apps including Instagram, Messenger, WhatsApp and Oculus. Since 2014, Marooney has served on the board of directors of Zendesk.

Pursuant to Dutch law, Marooney’s nomination to the Board of Directors is subject to a shareholder vote, expected to be held at an extraordinary general shareholder meeting in late April 2019. Upon her election to the Board, Marooney will also be appointed to serve as a member of the Company’s Nominating and Corporate Governance Committee.

About Elastic

Elastic is a search company. As the creators of the Elastic Stack (Elasticsearch, Kibana, Beats, and Logstash), Elastic builds self-managed and SaaS offerings that make data usable in real time and at scale for search, logging, security, and analytics use cases. Founded in 2012, Elastic is a distributed company with Elasticians working in countries around the world. Learn more at elastic.co.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Important Additional Information and Where You Can Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”), and furnish to its shareholders, a proxy statement (the “Proxy Statement”) in connection with the election of Caryn Marooney to the Company’s Board of Directors (the “Director Election”), to be voted upon at an extraordinary general meeting of shareholders (the “Extraordinary Meeting”). Anyone who is a shareholder of record or beneficial owner of the Company’s shares as of the record date will be entitled to vote their shares at the Extraordinary Meeting.

This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE DIRECTOR ELECTION. Shareholders will be able to obtain free copies of the Proxy Statement (when it becomes available), any solicitation materials and any other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations department at +1 (650) 695-1055 or ir@elastic.co.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Director Election. Information regarding the interests of participants in the solicitation of proxies in respect of the Extraordinary Meeting will be included in the Proxy Statement.

Forward-Looking Statements

Certain statements herein are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. The Company disclaims any obligation to update any forward-looking statement contained in this report and the exhibit hereto.

Contact Information

•	Deborah Wiltshire
•	Elastic Corporate Communications
press@elastic.co